Exhibit 10.11

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), made and entered into this 21st day of January, 2021 (the “Effective Date”), by and between Evolv Technologies, Inc. (“Company”), and Peter George (“Executive”) (each a “Party,” and collectively the “Parties”).

WHEREAS, Company and Executive entered into that certain Executive Employment Agreement dated February 20, 2020 (the “Original Employment Agreement”);

WHEREAS, Company and Executive desire to amend and restate the terms of the Original Employment Agreement, in a manner set forth in this First Amended and Restated Employment Agreement (such agreement as so amended shall be referred to herein as the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the Parties agree as follows:

1. Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Executive Officer (“CEO”), reporting to Company’s Board of Directors. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of his ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote substantially all of his business time and energies to the business and affairs of Company, provided that nothing in this Agreement shall prohibit Executive from engaging in activities that are not competitive with the business of Company and shall not interfere with the performance of Executive’s duties for Company; in addition, nothing contained in this Section 1 shall prevent or limit Executive’s right to manage his personal investments on his own personal time including, without limitation the right to make passive investments in the securities of any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated hereunder by either Party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death.

(ii) Termination by Company.

(A) If for Cause (as defined below), written notice by Company to Executive under Section 2(c) that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(B) If by Company without Cause, written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii) Termination by Executive.

(A) If for Good Reason (as defined below), written notice by Executive to Company under Section 2(d) that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason as described in Section 2(d), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice or such earlier date as determined in the sole discretion of Company.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c) Definition of “Cause”. For the purposes of this Agreement, “Cause” shall mean: (i) conduct constituting fraud, embezzlement, or illegal misconduct in connection with the performance of Executive’s duties under this Agreement; (ii) Executive’s commission of, or voluntary and freely given confession to, or plea of guilty or nolo contendere to, a crime which constitutes a felony (other than a traffic violation), an indictment that results in material injury to Company’s property, operation, or reputation, or a misdemeanor involving moral turpitude; (iii) Executive’s willful failure to perform his employment duties or obligations (except resulting from incapacity or illness) as reasonably and lawfully directed by Company that continues after (A) Company or its duly authorized designee delivers a written notice to Executive describing such willful failure, and (B) Executive has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by Company or its duly authorized designee in its, his or her, as the case may be, reasonable discretion (not to be less than 30 days); (iv) willful misconduct or gross negligence that is materially injurious to the business, reputation or property of Company; (v) alcohol or substance abuse that materially interferes with the performance by Executive of his duties or obligations; (vi) repeated absence from work (either in-person or remote) during normal business hours for reasons other than permitted absence; (vii) violation of Executive’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement (as described in Section 5); and (viii) repeated violation of any of the material policies or practices of Company (including, but not limited to, discrimination or harassment), or a single serious violation of such policies or practices which Company, in its discretion, determines is materially injurious to the business or reputation of Company.

(d) Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s authority or responsibilities that causes Executive’s position with Company to become of less authority or responsibility than his position immediately prior to such change, (ii) a material reduction in Executive’s then current Base Salary or Target Amount of the Annual Bonus by Ten Percent (10%) or more, or (iii) a change in the principal location, at Company’s request and direction, at which Executive performs his duties for Company to a new location that is at least fifty (50) miles from the prior location; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that he intends to terminate his employment hereunder for one of the grounds set forth above within thirty (30) days of such ground occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates his employment within seventy-five (75) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3. Compensation.

(a) Base Salary. While Executive is employed hereunder, Company shall pay Executive a base salary at the annual rate of two hundred seventy-five thousand dollars ($275,000.00) (the “Base Salary”), payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus with respect to each calendar year of employment with Company (the “Annual Bonus”). Executive’s target Annual Bonus amount shall be Fifty Percent (50%) of Executive’s Base Salary (the “Target Amount”), provided that the Annual Bonus for Executive’s first year of employment shall be pro-rated to reflect the Executive’s hire date. The Annual Bonus amount for any calendar year shall be subject to the Board of Directors (the “Board”) (or the Compensation Committee’s) assessment of Executive’s performance, business conditions at Company, and the terms of any applicable annual bonus plan. The Annual Bonus, if any, shall be paid no later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates (the “Bonus Payment Date”). Executive must be employed by Company on the Bonus Payment Date in order to be eligible for such Annual Bonus.

(c) Equity. Executive’s outstanding equity awards as applicable (the “Awards”), including those granted pursuant to Company’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and stock option agreement issued thereunder, shall continue to be governed by the terms the Plan and any applicable stock option agreement and the terms of this Agreement. Executive acknowledges and agrees that Executive has no right to receive any additional stock options, other awards, or any other securities of Company pursuant to this Agreement.

(d) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e) Paid Time Off. Executive’s time off is not limited per year but must be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives. This policy is subject to change in Company’s sole discretion. Paid time off is not accrued, earned, vested, or classified as a wage supplement and thus vacation time will not be paid out to Executive upon separation of employment, regardless of the reason for the separation.

(f) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4. Termination and Severance Payments.

(a) Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) any Annual Bonus under Section 3(b) for the year preceding the year in which the termination occurred, to the extent unpaid; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination. In the event that Executive’s employment is terminated for any reason other than as described in Section 4(b) or 4(c) below, Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive. Executive’s entitlement to any other compensation or benefit under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement.

(b) Standard Severance. If Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations, Company shall pay Executive the following:

(i) An amount equal to Executive’s monthly Base Salary for a twelve (12) month period (the “Severance Period”), with such payments to be made during the Severance Period in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions.

(ii) An amount equal to one hundred percent (100%) of Executive’s Target Amount of the Annual Bonus for the year in which the termination occurs, paid in one lump sum amount within sixty (60) days following Executive’s termination date, less customary and required taxes and employment-related deductions

(iii) Subject to Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employee and employer COBRA premiums to continue Executive’s coverage under Company’s group healthcare plan (including coverage for Executive’s eligible dependents, if applicable) until the earliest of (A) the twelve (12) month anniversary of the date of termination; (B) Executive’s eligibility for group health plan benefits under any other employer’s group medical plan; or (C) the cessation of Executive’s continuation rights under COBRA; provided, if Company reasonably determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments, if to Executive, shall be subject to tax-related deductions and withholdings and paid on Company’s regular payroll dates.

(iv) Notwithstanding anything to the contrary in the Plan or any stock option agreement executed by Executive pursuant thereto, any stock option then vested and exercisable as of Executive’s termination date may be exercised within twelve (12) months after Executive’s termination date, but in no event later than the ten (10) year anniversary of the original date of grant or the original expiration date of the stock option, whichever comes first (unless the Plan requires or authorizes earlier termination, including in connection with a liquidation or sale of Company). Any unvested portion of any option shall not be exercisable and shall expire and be cancelled on Executive’s termination date. Executive acknowledges that allowing for an outstanding option that is currently an incentive stock option under Section 422 of the Internal Revenue Code to be amended to allow for the option to be exercised more than three (3) months after Executive’s termination of employment, other than by reason of death or disability, will result in the option being taxed as a non-qualified option, and therefore acknowledges and agrees that, by entering into this Agreement, any outstanding option issued under an applicable stock option agreement as an incentive stock option will be taxed as a non-qualified option.

The payments and benefits described in this Section 4(b) shall be referred to as the “Standard Severance,” and are expressly subject to the conditions described in Section 4(d).

(c) Change of Control Severance. If a Change of Control (as defined below) occurs and, within a period of twelve (12) months following the Change of Control, Executive’s employment hereunder is terminated by Company (or its successor) in connection with such Change of Control without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Executive shall receive the severance payment described in and on the terms set forth in Section 4(b)(i).

(ii) Executive shall receive the severance bonus described in and on the terms set forth in Section 4(b)(ii).

(iii) Executive shall receive the benefits payments described in and on the terms set forth in Section 4(b)(iii).

(iv) Notwithstanding anything to the contrary in the Plan or any equity award agreement executed by Executive pursuant thereto, and subject to the terms and conditions of the Plan and any equity agreements executed by Executive pursuant thereto, Executive automatically shall become vested in one hundred percent (100%) of outstanding and unvested time-based equity awards granted to Executive by Company. Any termination or forfeiture of any unvested portion of such time-based equity awards that would otherwise occur on the date of termination in the absence of this Agreement shall be delayed until the effective date of the separation agreement described in Section 4(d) and shall only occur if the vesting pursuant to this subsection does not occur due to the absence of such separation agreement becoming fully effective within the time period set forth therein. Following such acceleration, Executive shall not have any right to acquire or vest in any other form of equity under the Plan. In addition, any stock option may be exercised within twelve (12) months after Executive’s termination date, but in no event later than the ten (10) year anniversary of the original date of grant or the original expiration date of the stock option, whichever comes first (unless the Plan requires or authorizes earlier termination, including in connection with a liquidation or sale of Company). Acceleration of vesting of stock options may cause certain stock options currently deemed to be incentive stock options taxable in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, to be converted into non-qualified stock options which are taxable upon exercise. Executive acknowledges and agrees that Company does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any stock options.

The payments and benefits described in this Section 4(c) shall be referred to as the “Change of Control Severance,” and are expressly subject to the conditions described in Section 4(d). In the event that Executive is eligible for the Change of Control Severance under Section 4(c), except as expressly set forth herein, Executive shall not be eligible for the Standard Severance under Section 4(b).

For the purposes of this Section 4(c), a “Change of Control” is defined as any of the following: (A) Ownership: Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company or its Affiliates or any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (B) Merger/Sale of Assets: (1) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale, lease, transfer, exclusive license or other disposition by Company of all or substantially all of Company’s assets in a transaction requiring stockholder approval. “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A of the Code.

(d) Severance Payment Conditions.

(i) Release Requirement. Company shall not be obligated to pay Executive the Standard Severance or Change of Control Severance (as applicable) unless and until Executive has executed (without revocation) a timely separation agreement in a standard form that is acceptable to Company, which shall include mutual releases and which must be signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, a complete general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities, and in Company’s sole discretion, a one (1) year post-employment non-competition, agreement. If Executive fails to return such agreement within the Review Period, then Executive’s Standard Severance or Change of Control Severance (as applicable) shall be forfeited. If Executive executes and does not revoke such agreement within the Review Period, then payment of the Standard Severance or Change of Control Severance (as applicable) shall commence on the first (1st) day following the Review Period.

(ii) Return of Company Property. Company shall not be obligated to pay Executive the Standard Severance or Change of Control Severance (as applicable) unless and until Executive has complied with his obligations to return Company information and property under Section 6.

(iii) Non-Disparagement. Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Company, including, but not limited to, any statements that disparage any services or capabilities of Company. Notwithstanding the foregoing, nothing in this section shall restrict Executive from making any disclosures mandated by state or federal law, from participating in an investigation with a state or federal agency if requested by the agency to do so, or from providing information or documents to a state or federal agency if requested by the agency to do so.

(iv) Impact of Executive’s Breach. The Standard Severance or Change of Control Severance (as applicable) shall cease immediately in the event that a court of competent jurisdiction enters a final order finding that Executive breached his Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement (as described in Section 5).

(e) Amounts Owed. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 (as applicable) shall be the sole remedy, if any, available to Executive in the event that he brings any claim against Company relating to the termination of his employment under this Agreement.

5. Prohibited Competition and Solicitation. In light of the competitive and proprietary aspects of the business of Company, Executive acknowledges that Executive executed a Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement dated February 11, 2019, attached hereto as Exhibit A (the “Covenants Agreement”). Executive expressly reaffirms the terms and provisions of the Covenants Agreement, which survive the execution of this Agreement.

6. Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all Company confidential and proprietary information, and copies thereof (regardless how such information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, tablet-type devices, laptops, cell phones, smart phones, products, files, materials, memoranda, notes, records, reports or other documents or photocopies of the same, in either hard copy or electronic form.

7. Code Sections 409A and 280G.

(a) The benefits set forth in Sections 4(b)-4(c) of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A. The following conditions apply to the payment of the benefits in Sections 4(b)-4(c): Any termination of Executive’s employment triggering payment of benefits under Sections 4(b)-4(c) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any benefits payable under Sections 4(b)-4(c) that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Sections 4(b)-4(c) that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the date of Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) Executive’s death, Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that Company otherwise would have paid Executive prior to that date under Sections 4(b)-4(c). It is intended that each installment of the payments and benefits provided under Sections 4(b)-4(c) shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c) The Parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

8. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic mail upon verification of receipt; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing. To whom notices to Company shall be sent shall be decided by the Board at a later date.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the applicable equity incentive plan, form of stock option agreement, restricted stock option agreement and/or equity award agreement, and any restrictive covenants agreement referenced herein, embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE	EVOLV TECHNOLOGIES, INC.

/s/ Peter G. George	By:	/s/ Alan Cohen
Signature		Name:	Alan Cohen
Address:		Title:	Chairman of the Board, Evolv Technology

EXHIBIT A
COVENANTS AGREEMENT

Date 2/11/2019 Peter G George Address 29 Thoreau st City/State/Zip Concord MAA 01742	200 West Street Third Floor East Waltham, MA 02451

Re:	Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property

Dear Peter ,

This letter agreement (herein, the “Agreement”), referenced in your offer letter, is to confirm our understanding with respect to: (a) your agreement not to compete with Evolv Technologies, Inc. (the “Company”), (b) your agreement to protect and preserve confidential and proprietary information of Company, and (c) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of Company. As a condition of your employment with Company, and in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, you agree as follows:

1. Confidentiality.

(a) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets and confidential and proprietary information of Company or information provided to you or Company under an obligation of confidentiality to a third party, whether in written, oral, electronic or other form, including, but not limited to, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, and Inventions (as defined in Section 3), and any other scientific, technical or trade secrets of Company or of any third party provided to you or Company under a condition of confidentiality, provided that Confidential Information shall not include information that is in the public domain other than through any fault or act by you.1

[1]	The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under the law of Massachusetts and shall include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(b) Protection and Non-Disclosure of Confidential Information. You expressly acknowledge and agree that all Confidential Information is and shall remain the sole property of Company or the third party to whom Company owes an obligation of confidentiality and that you shall hold it in strictest confidence. You shall at all times, both during the period you are performing services for Company and after the termination of such services for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of Company, use (except in the course of performance of your duties for Company or by court order), disclose, or give to others any Confidential Information.

(c) Notification to Company. In the event you are questioned by anyone not employed by Company or by an employee of or a consultant to Company not authorized to receive Confidential Information, in regard to any Confidential Information or concerning any fact or circumstance relating thereto, you shall promptly notify Company.

(d) Return of Confidential Information. Upon the termination of your services to Company for any reason or for no reason, or if Company otherwise requests, you shall: (i) return to Company all tangible Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained), and (ii) deliver to Company any property of Company which may be in your possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same within five (5) days of said request to the Company’s then CEO or to the CEO’s designee

(e) No Impact on Other Obligations. The terms of this Section 1 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of Company’s Confidential Information. The terms of this Section 1 shall survive indefinitely any termination of your provision of services to Company for any reason or for no reason.

2. Prohibited Competition and Solicitation.

(a) Acknowledgements and Agreements Regarding Competition. You expressly acknowledge that: (i) there are competitive and proprietary aspects of the business of Company; (ii) during the course of your performing services for Company, Company shall furnish, disclose or make available to you Confidential Information (as defined in Section 1) and may provide you with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by you to compete with Company; (iv) if you become employed or affiliated with any competitor of Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor; (v) in the course of your employment, you shall be introduced to vendors, suppliers, customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between you and any vendors, suppliers or customers of Company.

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(b) Definitions.

(i) “Competing.” For the purposes of this Agreement, a business shall be deemed to be “Competing” with Company if the business: (A) performs any of the services or manufactures or sells any of the products provided or offered by Company, (B) performs any other services or manufactures or sells any of the products similar to the services or products performed, planned or under development by Company; or (C) engages in the production, manufacture, distribution or sale of any product similar to products which were performed, produced, manufactured, distributed, sold, under development or planned by Company during the period while you perform services for Company.

(ii) “Restricted Territory.” For the purposes of this Agreement, the term “Restricted Territory” is defined as the world.

(c) Non-Competition and Non-Solicitation Restriction. During the period in which you perform services for or at the request of Company and for twelve (12) months following the termination of your provision of services to Company for any reason or for no reason, you shall not, without the prior written consent of Company, engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly:

(i) either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competing with the business of Company within the Restricted Territory, provided that nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded and your holdings do not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such business;

(ii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, for the purpose of Competing with Company within the Restricted Territory, any customers or patrons of Company, or any prospective customers or patrons with respect to which Company has developed or made a sales presentation (or similar offering of services);

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(iii) (A) solicit, entice or persuade, or attempt to solicit, entice or persuade, any other employees of or consultants to Company to leave the services of Company or any such parent, subsidiary or affiliate for any reason, or (B) employ, cause to be employed, or solicit the employment of any employee of or consultant to Company while any such person is providing services to Company or within six months after any such person ceases providing services to Company; or

(iv) interfere with, or attempt to interfere with, the relations between Company and any vendor, supplier, customer, client or business partner of Company.

3. Ownership of Ideas, Copyrights and Patents.

(a) Property of Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, writings, specifications, sound recordings, and pictorial and graphical representations, (collectively the “Inventions”) which may be used in the business of Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during the period while you are performing services for Company (or, if based on or related to any Confidential Information, made by you within two (2) years after the termination of such services), whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of Company or otherwise, shall be and are the sole and exclusive property of Company, and that you shall not publish any of the Inventions without the prior written consent of Company or its designee. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). You hereby assign to Company or its designee all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you shall use your best efforts to prevent any such violation.

(b) Cooperation. At any time during or after the period during which you are performing services for Company, you shall fully cooperate with Company and its attorneys and agents in securing and protecting Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to you personally shall be assigned by you to Company or its designee without charge by you.

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(c) Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not conceived, reduced to practice or developed during the period while you are performing services for Company, but which you provide to Company or incorporate in any Company product or system, you hereby grant to Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You shall not include in any Inventions you deliver to Company or use on its behalf, without the prior written approval of Company, any material which is or shall be patented, copyrighted or trademarked by you or others unless you provide Company with the written permission of the holder of any patent, copyright or trademark owner for Company to use such material in a manner consistent with then-current Company policy.

(d) Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, “Prior Inventions”), including but not limited to patent, copyright and trademark interests, which to the best of your knowledge shall be or may be delivered to Company in the course of your employment, or incorporated into any Company product or system. You acknowledge that your obligation to disclose such information is ongoing during the period that you provide services to Company, and that after you execute this Agreement, if you determine that any additional Inventions in which you claim or intend to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to Company or incorporated in any company product or system, you shall make immediate written disclosure of the same to Company.

4. Disclosure to Future Employers.

You shall provide, and Company, in its discretion, may similarly provide, a copy of this Agreement or specific covenants herein to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5. Your Representations and Warranties.

You hereby represent and warrant that: (a) you have no commitments, agreements or legal obligations that are inconsistent with this Agreement or that restrict your ability to be employed by or perform other services for Company; and (b) Company has advised you that at no time should you divulge to or use for the benefit of Company any trade secret or confidential or proprietary information of any previous employer or other third party, and that you have not divulged or used and shall not divulge or use any such information for the benefit of Company. You expressly acknowledge and agree that you shall indemnify and hold Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with the representations and warranties above.

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6. Provisions Necessary and Reasonable; Injunctive Relief; Blue Penciling.

(a) Reasonableness of Restrictions. You acknowledge and agree that the provisions of Sections 1, 2 and 3 of this Agreement are necessary and reasonable to protect Company’s Confidential Information, property rights and business interests. You further acknowledge and agree that the types of employment which are prohibited by Section 2 are narrow and reasonable in relation to the skills which represent your principal salable asset both to Company and to your other prospective employers, and that the specific but broad temporal and geographical scope of Section 2 is reasonable and fair in light of Company’s need to market its services and sell its products in a large geographic area in order to maintain a sufficient customer base, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(b) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms of Sections 1, 2 or 3 of this Agreement shall result in substantial, continuing and irreparable injury to Company. Therefore, in addition to any other remedy available to Company, Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 1, 2 or 3 of this Agreement, without posting any bond or security, and without affecting Company’s right to seek and obtain damages or other equitable relief.

(c) Severability and Blue Pencil. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

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7. Arbitration.

(a) Arbitrable Claims. Except where a moving party is seeking injunctive relief in a court of law pursuant to Section 6(b) of this Agreement, any dispute, claim, or controversy arising out of or relating in any manner to: (i) Employee’s employment or the termination of Employee’s employment, including without limitation, claims of harassment, discrimination, hostile work environment, or retaliation made pursuant to the Massachusetts Fair Employment Practices Statute (M. G. L. c. 151B § 1 et seq.); or (ii) this Agreement, including the determination of the scope or applicability of this agreement to arbitrate (“Arbitrable Claims”), will be determined by final binding arbitration in Boston, Massachusetts, before a single neutral arbitrator.

(b) Arbitration Procedure. The arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”). Arbitration will be initiated as provided by the JAMS Rules, although the written notice initiating arbitration, provided to the other party, will also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party will initiate or prosecute any lawsuit or administrative action relating to any Arbitrable Claims. The Federal Arbitration Act will govern the interpretation and enforcement of this Section 7. A request for arbitration must be submitted within the appropriate statute of limitations period under governing law. After a request for arbitration is submitted, the parties will promptly select a date or dates for arbitration. Thereafter, JAMS administration will give to the parties the names of five arbitrators who are qualified, not conflicted, and can hear the matter on the date(s) selected. Each party will independently rank each arbitrator from one to five, with one representing the most desirable arbitrator and five representing the least desirable arbitrator, and will forward such ranking to JAMS administration confidentially. JAMS will then select the arbitrator with the highest combined rank. This process shall be completed within thirty (30) days of the effective date of the notice initiating the arbitration

(c) Arbitrator Authority and Award. All disputes involving Arbitrable Claims will be decided by the arbitrator. The arbitrator will have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. No other aspect of any ruling by the arbitrator will be appealable, and all other aspects of the arbitrator’s ruling will be final and binding. The arbitrator will have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator will be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award. The Company will pay all arbitration fees and costs in excess of what Employee would have to pay if the dispute were decided in a court of law. Except as set forth herein, the arbitrator will have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Arbitration - Continuing Obligations. The rights and obligations of Employee and the Company set forth in this Section 7 will survive the termination of Employee’s employment and the termination of this Agreement.

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(e) Arbitration - Severability. If for any reason all or part of this arbitration provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other part of this arbitration provision or any other jurisdiction. But this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the parties, as evidenced herein, insofar as possible.

(f) Arbitration - Acknowledgement of Jury Trial Waiver. The Company and Employee understand and agree that except where a moving party is seeking injunctive relief in a court of law pursuant to Section 6(b) of this Agreement, by signing this Agreement, they are expressly waiving any and all rights to a trial before a court or jury or before a government agency regarding any dispute or claim they may now have, or which they may have in the future.

I have read Section 7 herein and irrevocably agree to arbitrate any dispute as identified above. pgg    (Employee Initials).

8. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

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(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of Company and any such attempted assignment by you without the prior written consent of Company shall be void. You acknowledge and agree that if you should transfer between or among any affiliates of Company, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.

(e) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except between Company and you, and no person or entity other than Company shall be regarded as a third-party beneficiary of this Agreement.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(g) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in Sections 1, 2 and 3 shall survive the termination of your provision of services to Company for any reason or for no reason, pursuant to the terms and conditions herein.

(h) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(i) No Waiver of Rights, Powers and Remedies. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.

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(j) Attorneys' Fees. In any action between the parties arising out of or connected with this Agreement (including arbitration), the prevailing party as determined by the fact finder (the "Prevailing Party") in such action shall be awarded, in addition to any damages, injunctions, or other relief, its costs and expenses, not limited to taxable costs, and reasonable attorneys', accountants’ and experts' fees, and costs, unless otherwise stipulated in this Agreement.

(k) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Sincerely,

EVOLV TECHNOLOGIES, INC.

/s/ Anil R. Chitkara	Date:	2/11/2019
Anil Chitkara, President

Accepted and Agreed:

/s/ Peter G George	Date:	Feb 11, 2019
Peter G George

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